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                          SCHEDULE 14A
                         (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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[  ]  Soliciting Material Under Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                   COMMUNITY FINANCIAL CORP.
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        (Name of Registrant as Specified in its Charter)

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 (Name of Person(s) Filing Proxy Statement, if Other Than the
                         Registrant)

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applies:
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transaction computed pursuant to Exchange Act Rule 0-11 (Set
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                    NEWS RELEASE
                    ------------

         COMMUNITY FINANCIAL CORP. ANNOUNCES
             IMPROVED QUARTERLY EARNINGS

Olney, Illinois, April 19, 2000----Community Financial Corp.
      Community Financial Corp. (NASDAQ: CFIC), the Olney, Illinois-based bank holding company, today announced that net income for the quarter ended March 31, 2000 increased by 57.0% as compared to the same quarter of the prior year. Net income for the quarter ended March 31, 2000 was $314,000, or $.15 per basic and diluted share, as compared to net income of $200,000, or $.10 per basic and diluted share for the quarter ended March 31, 1999.

     Contributing to the increase in net income was a $158,000, or 7.3%, increase in net interest income and a $245,000, or 52.7%, increase in noninterest income. These increases more than offset a $116,000, or 5.1%, increase in total noninterest expense. The increase in noninterest expense was primarily attributable to nonrecurring expenses incurred in connection with a proxy contest currently being waged by a dissident stockholder. Compensation and benefits expenses were virtually unchanged increasing $15,000, or 1.3% during the quarter as compared to the same quarter in the prior year.

     "While we realize that there is still much work to be done, these improved results confirm that we are clearly on the right track. We are pleased that the strategic initiatives we have been implementing over the course of the last year have begun to produce results," said Wayne H. Benson, the President and Chief Executive Officer of Community Financial. "We are particularly pleased to see improvement in our net interest income and noninterest income, two areas we have devoted considerable focus to in our Strategic Plan."

     "The quarterly results also demonstrate the progress we have made in our efforts to safely restructure our assets and liabilities to reduce our leverage position and improve our net interest margin," said Mr. Benson. During the first quarter of 2000, deposits increased by $5.0 million, or 2.2%, while borrowings, which carry higher interest rates than deposits, decreased by $11.9 million, or 28.4%. As a result, net interest margin increased 26 basis points during the quarter as compared to the same quarter in the prior year.

     When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     Community Financial Corp. is the bank holding company for
Community Bank & Trust, N.A., American Bank of Illinois, Saline
County State Bank, Egyptian State Bank, and MidAmerica Bank of
St. Clair County.
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                     COMMUNITY FINANCIAL CORP.
                  Summary of Financial Highlights
          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (Dollars in thousands)

                                                       March 31      December 31
                                                         2000           1999
                                                      (Unaudited)     (Audited)
ASSETS:
  Cash and cash equivalents                            $ 13,038       $ 15,655
  Investment securities                                $ 61,187       $ 62,178
  Mortgage backed securities                           $ 33,041       $ 34,679
  Loans                                                $177,802       $179,467
  Goodwill & Core Deposit Intangible                   $  4,474       $  4,574
  Other assets                                         $ 13,034       $ 13,366

     Total Assets                                      $302,576       $309,919

LIABILITIES:
  Deposits                                             $230,167       $225,170
  Borrowed money                                       $ 36,261       $ 48,891
  Other liabilities                                    $  1,973       $  2,032

     Total Liabilities                                 $268,401       $276,093

Total Stockholders' Equity                             $ 34,175       $ 33,826

     Total Liabilities and Stockholders' Equity        $302,576       $309,919

                  CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands except per share data)

                                                           THREE MONTHS ENDED
                                                                 March 31
                                                            2000         1999
                                                         (Unaudited) (Unaudited)

Interest income                                           $5,373      $5,219
Interest expense                                          $3,040      $3,044

Net interest income                                       $2,333      $2,175

     Provision for loan losses                            $  185      $   78

Net interest income after provision for
  loan losses                                             $2,148      $2,097

Total noninterest income                                  $  710      $  465

Total noninterest expense                                 $2,397      $2,281

Income before federal income tax                          $  461      $  281

Federal income tax                                        $  147      $   81

Net income                                                $  314      $  200

Basic Earnings Per Share                                  $ 0.15      $ 0.10
Diluted Earnings Per Share                                $ 0.15      $ 0.10

CONTACT:  Douglas W. Tompson Of Community Financial Corp.,
          618-395-8676